SCHEDULE 14A

 PROXY STATEMENT

PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by Registrant ☒

Filed by Party other than the Registrant ☐

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☐ Preliminary Proxy Statement

☐ Confidential for Use of the Commission Only as permitted by Rule 14a-6(e)(2)

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to Rule 14a-11c or Rule 14a-12

Flaherty & Crumrine Preferred
and Income Fund Incorporated

 (Name of Registrant as Specified in Its Charter)

_______________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(1)	Title of each class of securities to which transaction applies:

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(4)	Proposed maximum aggregate value of transaction:

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☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Flaherty & Crumrine Incorporated

Flaherty & Crumrine Preferred and Income Fund (NYSE: PFD)
Flaherty & Crumrine Preferred and Income Opportunity Fund (NYSE: PFO)
Flaherty & Crumrine Preferred and Income Securities Fund (NYSE: FFC)
Flaherty & Crumrine Total Return Fund (NYSE: FLC)
Flaherty & Crumrine Dynamic Preferred and Income Fund (NYSE: DFP)

Annual Meeting of Shareholders ADJOURNED

Dear Valued Shareholder,

We have been trying to reach you regarding the Annual Meeting of Shareholders of the above-mentioned Funds (the “Funds”). The Annual Meeting of Shareholders was originally slated for April 16th, 2025, but has been adjourned until April 25th, 2025 due to a lack of shareholder participation. Our records indicate we have not yet received your vote, therefore we are asking you to please take a moment now to submit your vote.

Shareholders are being asked to vote on the following proposals:

Proposal 1: To Elect Directors of each Fund.

Proposal 2: To approve a new investment advisory agreement with Flaherty & Crumrine Incorporated for each Fund.

The full proxy statement is available for your review here: www.OkapiVote.com/Flaherty

Because there is a great deal of information in the materials, I would like to highlight the following key points. Under the New Investment Advisory Agreement, there will be:

1.	No change to the investment advisory fees.
2.	No change to the investment objective and principal investment strategies.
3.	No change in the day-today management of the Fund.

Reasoning for the New Investment Advisory Agreement:

Flaherty & Crumrine (the “Adviser”) has provided ongoing investment advisory services to each Fund since its inception and is responsible for each Fund’s overall investment strategy and its implementation. The Adviser currently has two types of shareholders: (a) three shareholders who have served as the current management of the Adviser for more than 10 years (the “Management Shareholders”) and (b) three shareholders who are former employees of the Adviser, having retired in 2015 or earlier (the “Retired Shareholders”). The Adviser expects to undergo an internal restructuring that will involve the repurchase of shares held by the Retired Shareholders and a reallocation of those shares to the Management Shareholders and is expected to happen in stages from July 1 through December 31, 2025 (the “Transaction”).

The final consummation of the Transaction could have the effect of causing a deemed change of control of the Adviser. If a change in control of the Adviser was deemed to occur, it would result in the automatic termination of each investment advisory agreement currently in effect. Accordingly, the new investment advisory agreements must be approved by each Fund’s shareholders in order for Flaherty & Crumrine to continue to provide investment advisory services to the Funds.

In order for your vote to be represented, we must receive your voting instructions. PLEASE SUBMIT YOUR VOTE TODAY USING THE URL AND CONTROL NUMBER PROVIDED IN YOUR EMAIL.

If you have any questions or need assistance voting your shares, please contact our proxy solicitation firm, Okapi Partners LLC, toll-free at (877) 279-2311 or by email at: Flaherty@okapipartners.com.

The Board of DIRECTORS UNANIMOUSLY recommends that shareholders vote “For” the ProposalS